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                               BROWN & WOOD LLP
                           One York, N.Y. 10048-0057
                            Telephone: 212-839-5300
                            Facsimile: 212-839-5599


                                                                  April 22, 1998
LaSalle Hotel Properties
220 East 42nd Street
New York, New York 10017

Ladies and Gentlemen:

     You have requested our opinion concerning certain of the federal income tax consequences to LaSalle Hotel Properties (the "Company") in connection with the proposed transactions described in the prospectus included as part of the Form S-11 Registration Statement (No.333-45647) of the Company initially filed by the Company with the Securities and Exchange Commission on February 5, 1998, as amended through the date hereof (the "Registration Statement").

     This opinion is based, in part, upon various assumptions and representations, including representations made by the Company as to factual matters set forth in the discussion of "Federal Income Tax Consequences" in the Registration Statement. This opinion is also based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist at the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein. Based on the foregoing, we are of the opinion that :

     (1) Commencing with the Company's taxable year ending December 31, 1998, the Company will be organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a "REIT") under the Code and the proposed method of operation of the Company will enable the Company to meet the requirements for qualification and taxation as a REIT.

     (2)  The discussion in the Registration Statement under the caption
"Federal Income Tax Consequences" summarizes the federal income tax considerations that are likely to be material to a holder of common stock of the Company and the opinions of Brown & Wood LLP set forth therein are hereby confirmed.
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     We express no opinion with respect to the transactions described herein and in the Registration Statement other than those expressly set forth herein. Furthermore, the Company's qualification as a REIT will depend on the Company's making a timely election for REIT status and meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code and Treasury Regulations necessary for a corporation to qualify as a REIT. We will not review these operations and no assurance can be given that the actual operations of the Company and its affiliates will meet these requirements or the representations made to us with respect thereto.

     This opinion is furnished to you solely for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Federal Income Tax Consequences" in the prospectus included therein.

                                           Very truly yours,

                                           /s/ BROWN & WOOD LLP

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